Exhibit 3.1

CORRECTED
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UNISYS CORPORATION

Unisys Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.            The name of the Corporation is Unisys Corporation. The date of filing of its original Certificate of Incorporation with the Delaware Secretary of State was February 22, 1984 under the name Burroughs Delaware Incorporated.

2.            The Corporation filed an Amended and Restated Certificate of Incorporation (as amended, the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware on May 9, 2025. Said Amended and Restated Certificate of Incorporation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.            Due to an administrative error, the version of the Amended and Restated Certificate of Incorporation filed on May 9, 2025, inadvertently included unapproved language changes in Article IV, Sections 1 and 2 and should be reverted to the previous language.

4.            The Amended and Restated Certificate of Incorporation is corrected to read as shown in the attached Exhibit A.

IN WITNESS WHEREOF, Unisys Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on November 25, 2025.

UNISYS CORPORATION

By:	/s/ Debra McCann
Name:	Debra McCann
Title:	Executive Vice President, Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UNISYS CORPORATION

Article I

The name of the corporation (hereinafter called the “Corporation”) is Unisys Corporation.

Article II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article III

The purpose or purposes for which the Corporation is organized are:

To engage in the business of designing, manufacturing and marketing of components, products, systems and forms and supplies for the recording, storing, handling, computing, processing and communicating of information and data, and of providing related services; and

To engage in any other lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

Article IV

Section 1.               The total number of shares of all classes of stock which the Corporation shall have authority to issue is 190,000,000 shares, divided into two classes consisting of 150,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), and 40,000,000 shares of Preferred Stock, par value $1 per share (“Preferred Stock”). The Board of Directors of the Corporation (the “Board of Directors”) shall have authority by resolution to issue the shares of Preferred Stock from time to time on such terms as it may determine and to divide the Preferred Stock into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:

A.            the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;

B.            the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;

C.            the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;

D.            whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

E.            whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

F.            the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up or upon any distribution of the assets, of the Corporation;

G.            whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on parity with or ranking junior to the shares of such series in any respect;

H.            whether such series shall have the voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited; and

I.             any other powers, preferences, privileges, and relative participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

The powers, preferences and relative participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 2.              Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

Section 3.              Junior Preferred Stock:

A.            Designation and Amount. The shares of such series shall be designated as “Junior Participating Preferred Stock” (the “Junior Preferred Stock”) and the number of shares constituting such series shall be 1,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

B.            Dividends and Distributions.

(i)            Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $15 or (b) subject to the provision for adjustment hereinafter set forth, 300 times the aggregate per share amount of all cash dividends, and 300 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)            The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in Paragraph (i) of this Subsection immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $15 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(iii)            Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

C.            Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:

(i)            Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 300 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)            Except as otherwise provided herein or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(iii)          The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single series.

(iv)          Except as set forth herein, holders of Junior Preferred Stock shall have no voting rights.

D.            Certain Restrictions.

(i)            Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Subsection B are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(a)            declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

(b)            declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(c)            purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii)            The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (i) of this Subsection (D) purchase or otherwise acquire such shares at such time and in such manner.

E.            Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

F.            Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 300 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

G.            Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 300 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

H.            No Redemption. The shares of Junior Preferred Stock shall not be redeemable.

I.             Rank. Nothing herein shall preclude the Board of Directors from creating or authorizing any class or series of Preferred Stock ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.

Article V
BUSINESS COMBINATIONS

Section 1.              Vote Required for Certain Business Combinations.

A.           Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article V:

(i)            any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii)           any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $50,000,000 or more; or

(iii)           the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $50,000,000 or more; or

(iv)          the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v)           any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for purposes of this Article V, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV of this Amended and Restated Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B.            Definition of “Business Combination”. The term “Business Combination” as used in this Article V shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of Paragraph A of this Section 1.

Section 2.              When Higher Vote is Not Required. The provisions of Section 1 of this Article V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of this Restated Certificate of Incorporation, if all of the conditions specified in either the following Paragraphs A and B are met:

A.            Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

B.            Price and Procedure Requirements. All of the following conditions shall have been met:

(i)            The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

(a)            (if applicable) the highest per share price (including any brokerage commission, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock (or for any shares of common stock of Burroughs Corporation, a Michigan corporation, the predecessor to the Corporation) acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(b)            the Fair Market Value per share of Common Stock (or for any shares of common stock of Burroughs Corporation, a Michigan corporation, the predecessor of the Corporation) on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article V as the “Determination Date”), whichever is higher.

(ii)           The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(a)            (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(b)            (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(c)            the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(iii)           The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(iv)          After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been(1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(v)           After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi)          A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3.              Certain Definitions. For the purpose of this Article V:

A.            A “person” shall mean any individual or firm, corporation, partnership, limited partnership, joint venture, trust, unincorporated association or other entity.

B.            “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i)             is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or

(ii)            is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of then outstanding Voting Stock; or

(iii)           is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

C.            A person shall be a “beneficial owner” of any Voting Stock:

(i)            which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii)            which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)            which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

D.            For the purpose of determining whether a person is an Interested Stockholder pursuant to Paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph C of this Section 3, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

E.            “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 24, 1984.

F.            “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph B of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

G.            “Disinterested Director” means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is not an affiliate of the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

H.            “Fair Market Value” means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange – Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on the Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

I.            In the event of any Business Combination in which the Corporation survives, the phrase “other consideration to be received” as used in Paragraphs B(i) and (ii) of Section 2 of this Article V shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

Section 4.              Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article V, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any persons, (C) whether a person is an Affiliate or Associate of another and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $50,000,000 or more.

Section 5.              No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article V shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Article VI

BOARD OF DIRECTORS

Section 1.              Number. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors~~.~~ which, ~~S~~subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional ~~D~~directors under specified circumstances, ~~the~~shall consist of not less than 7 nor more than 15 persons. The exact number of ~~D~~directors ~~shall be determined solely~~within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors ~~from time to time~~ pursuant to a resolution adopted by a majority of the entire Board of Directors.

Section 2.              Terms. ~~Each member of the Board of~~The ~~D~~directors ~~(each a “Director” and, collectively, the “Directors”)~~, other than those who may be elected by the holders of any series of Preferred Stock, shall ~~be~~, commencing with the Annual Meeting of Stockholders scheduled to be held in calendar year 2011 (the “2011 Annual Meeting”), be elected at each Annual Meeting of Stockholders for a term expiring at the next Annual Meeting of Stockholders following ~~such Director’s~~their election and shall remain in office until ~~such Director’s~~their successors shall have been elected and qualified or until ~~such Director’s~~their earlier death, resignation, retirement, disqualification or removal. The term of office of each director serving on the Board of Directors immediately prior to the election of directors at the 2011 Annual Meeting (other than any directors elected by holders of Preferred Stock) shall expire at the 2011 Annual Meeting, notwithstanding that any such director may have been elected for a term that extended beyond the date of the 2011 Annual Meeting, but such director may remain in office beyond the expiration of such term expiring at the 2011 Annual Meeting until a successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.

Section 3.              Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of ~~D~~directors shall be given in the manner provided in the Bylaws of the Corporation (the “Bylaws”).

Section 4.              Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of ~~D~~directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the ~~D~~directors then in office, even if less than a quorum. Any ~~D~~director so chosen (other than a ~~D~~director elected by holders of Preferred Stock) shall hold office for a term expiring at the next Annual Meeting of Stockholders following his or her election and shall remain in office until such ~~D~~director’s successor shall have been elected and qualified or until such ~~D~~director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 5.              Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote thereon, voting together as a single class.

Article VII

STOCKHOLDER ACTION

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

Article VIII

BYLAW AMENDMENTS

The Board of Directors shall have power to make, alter, amend and repeal the Bylaws (except so far as the Bylaws adopted by the stockholders shall otherwise provide). Any Bylaws made by the ~~D~~directors under the powers conferred hereby may be altered, amended or repealed by the ~~D~~directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation or the Bylaws to the contrary, Sections 2 and 3 of Article I and Sections 1 through 5 of Article II of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article IX

AMENDMENTS TO
CERTIFICATE OF INCORPORATION

Notwithstanding any other provisions of the Amended and Restated Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the Bylaws), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles V, VI, VII, VIII or this Article IX of this Amended and Restated Certificate of Incorporation.

Article X

Section 1.              Elimination of Certain Liability of Directors and Officers. To the fullest extent permitted by the Delaware General Corporation Law, a ~~D~~director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a ~~D~~director or officer under the Delaware General Corporation Law.

Section 2.              Indemnification and Insurance.

(a)           Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a member of the Board of Directors (each, a “Director” and collectively, the “Directors”) or an officer of the Corporation within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (or its successor rule) (for the purposes of this Section, “Officer”) shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph (b) hereof, the Corporation shall indemnify any such Director or Officer seeking indemnification in connection with a proceeding (or part thereof) initiated by such Director of Officer only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses reasonably incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a Director or Officer in his or her capacity as a Director or Officer in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or Officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or Officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification and advancement of expenses to employees and agents of the Corporation and such other persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, with the same or lesser scope and effect as the foregoing indemnification of, and advancement of expenses to, Directors and Officers in his or her capacity as a Director or Officer. The Board of Directors shall have the power to delegate to such Officers or other employees of the Corporation as the Board of Directors shall specify the determination of whether indemnification or advancement of expenses shall be given to any person pursuant to the foregoing sentence.

(b)           Right of Claimant to Bring Suit. If a claim under Paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)           Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise.

(d)          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.